As filed with the Securities and Exchange Commission on April 26, 2024.

Registration Number 333-278796

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VIRPAX PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	82-1510982
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1055 Westlakes Drive, Suite 300

Berwyn, Pennsylvania 19312

(610) 727-4597

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gerald Bruce

Chief Executive Officer

1055 Westlakes Drive, Suite 300

Berwyn, Pennsylvania 19312

(610) 727-4597

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Leslie Marlow, Esq. Melissa Palat Murawsky, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020 Phone: (212) 885-5000 Fax: (212) 885-5001	Faith L. Charles, Esq. Todd Mason, Esq. Thompson Hine LLP 300 Madison Avenue, 27th Floor New York, New York 10017 Phone: (212) 344-5680

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☒
						Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 26, 2024

Virpax Pharmaceuticals, Inc.

Up to 2,215,189 Shares of Common Stock

Up to 2,215,189 Common Warrants to purchase 2,215,189 Shares of Common Stock

Up to 2,215,189 Pre-Funded Warrants to purchase 2,215,189 Shares of Common Stock

Up to 2,215,189 Shares of Common Stock Underlying such Pre-Funded Warrants

Up to 2,215,189 Shares of Common Stock Underlying such Common Warrants

We are offering on a best efforts basis up to 2,215,189 shares of our common stock, par value $0.00001 per share (the “Common Stock”), and accompanying warrants (the “Common Warrants”) to purchase an aggregate of up to 2,215,189 shares of Common Stock at an assumed combined public offering price of $3.16 per share of Common Stock and accompanying Common Warrant, which was the last sale price of the Common Stock as reported by the Nasdaq Capital Market (“Nasdaq”) on April 23, 2024.

Each Common Warrant is assumed to have an exercise price of $           per share (100% of the public offering price per share of Common Stock and accompanying Common Warrant), will be exercisable upon issuance, and will expire five years from the date of issuance. The shares of Common Stock and Common Warrants will be issued separately and will be immediately separable upon issuance but will be purchased together in this offering. This prospectus also relates to the shares of Common Stock issuable upon exercise of the Common Warrants sold in this offering.

We are also offering to each purchaser, if any, whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants, (the “Pre-Funded Warrants”), in lieu of shares of Common Stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of Common Stock. Each Pre-Funded Warrant will be immediately exercisable for one share of Common Stock and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. Each Pre-Funded Warrant is being issued together with the same Common Warrant described above being issued with each share of Common Stock. The purchase price of each Pre-Funded Warrant and accompanying Common Warrant will equal the price per share at which the shares of Common Stock and accompanying Common Warrant are being sold to the public in this offering, minus $0.00001, and the exercise price of each Pre-Funded Warrant will be $0.00001 per share. The Pre-Funded Warrants and Common Warrants will be issued separately and will be immediately separable upon issuance but will be purchased together in this offering. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of Common Stock issuable upon exercise of any Common Warrants and Pre-Funded Warrants sold in this offering. We refer to the shares of Common Stock, Common Warrants and Pre-Funded Warrants to be sold in this offering collectively as the “Securities.”

For purposes of clarity, each share of Common Stock or Pre-Funded Warrant to purchase one share of Common Stock is being sold together with a Common Warrant to purchase one share of Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “VRPX.” The last reported sale price of our common stock on Nasdaq on April 23, 2024 was $3.16 per share. We have assumed a public offering price of $3.16 per share of Common Stock and accompanying Common Warrant, which was the last reported sale price on Nasdaq of our shares of Common Stock on April 23, 2024. The actual offering price per share of Common Stock and accompanying Common Warrant or Pre-Funded Warrant and accompanying Common Warrant, will be negotiated between us and the investors, in consultation with the placement agent based on, among other things, the trading price of our Common Stock prior to the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price. In addition, there is no established public trading market for the Common Warrants and Pre-Funded Warrants and we do not expect a market to develop. We do not intend to apply for a listing of the Common Warrants or Pre-Funded Warrants on any national securities exchange.

We have engaged A.G.P./Alliance Global Partners (A.G.P.) to act as our exclusive placement agent (the “Placement Agent”) in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the Securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the Securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number of Securities or dollar amount. We have agreed to pay to the Placement Agent the fees set forth in the table below, which assumes that we sell all of the Securities offered by this prospectus. See the section entitles “Plan of Distribution” on page 32 of this prospectus for more information regarding these arrangements.

The Securities are expected to be issued in a single closing and the combined public offering price per share of Common Stock or Pre-Funded Warrant and accompanying Common Warrant will be fixed for the duration of this offering. We will deliver all Securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.  There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors” on page 6 of this prospectus for more information.

This offering will terminate on May 25, 2024, unless the offering is fully subscribed before that date or we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will bear all costs associated with the offering.

We are an emerging growth company under the Jumpstart our Business Startups Act of 2012, or JOBS Act, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our securities.

Investing in our Securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share And Accompanying Common Warrant	Per Pre- Funded Warrant And Accompanying Common Warrant	Total
Public offering price	$	$	$
Placement Agent’s fees (1)	$	$	$
Proceeds to us, before expenses (2)	$	$	$

(1)	We have agreed to pay the Placement Agent a total cash fee equal to 6.5% of the gross proceeds of the offering except that, with respect to proceeds raised in this offering from shares of Common Stock to be sold to certain identified investors, the placement agent fee will be 3.25% of such proceeds, inclusive of a financial advisory fee payable to Maxim Group LLC in the amount of $75,000. We have also agreed to reimburse the Placement Agent for its accountable offering-related legal expenses in an amount up to $75,000. See “Plan of Distribution” for a description of the compensation payable to the Placement Agent.

(2)	The amount of proceeds to us presented in the table does not give effect to any exercise of the Common Warrants or Pre-Funded Warrants.

Delivery of the Securities is expected on or about         , 2024.

Sole Placement Agent

A.G.P.

The date of this prospectus is         , 2024

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the Common Stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.virpaxpharma.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Common Stock offered hereunder.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” “Virpax” and “our business” refer to Virpax Pharmaceuticals, Inc. and “this offering” refers to the offering contemplated in this prospectus.

i

About this Prospectus

We and the Placement Agent have not authorized anyone to provide any information to you or to make any representations other than those contained, or incorporated by reference, in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we nor the Placement Agent have taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States.

For investors outside the United States: We have not, and the Placement Agent has not, done anything that would permit this offering or possession or distribution of this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any applicable free writing prospectus must inform themselves, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

ii

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment, any prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own or have rights to use a number of registered and common law trademarks, service marks and/or trade names in connection with our business in the United States and/or in certain foreign jurisdictions.

Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Virpax® is a registered tradename for Virpax® Pharmaceuticals, Inc. It was registered under the United States Patent and Trademark Office under serial number 87897821 on December 11, 2018. Our logo is a registered tradename for Virpax® Pharmaceuticals, Inc. It was registered under the United States Patent and Trademark Office under serial number 87897809 on January 1st, 2019. For the purpose of this prospectus, Virpax® will be referred to as Virpax. Additionally, “we”, “our”, “the company” will be synonymous with Virpax. We have obtained a notice of allowance for our trademark AnQlar™. We have filed for trademark protection with the USPTO for Probudur™, Epoladerm™, NobrXiol™, and Envelta™.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all the information that may be important to purchasers of our securities. Prospective purchasers of our Securities should carefully read the entire prospectus and any applicable prospectus supplement, including the risks of investing in our Securities discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus. Prospective purchasers of our Securities should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Our Company

We are a preclinical-stage pharmaceutical company focused on developing novel and proprietary drug delivery systems across various pain indications in order to enhance compliance and optimize each product candidate in our pipeline. Our drug-delivery systems and drug-releasing technologies being developed are focused on advancing non-opioid and non-addictive pain management treatments and treatments for central nervous system (“CNS”) disorders to enhance patients’ quality of life.

We have exclusive global rights to the following proprietary patented technologies: (i) Molecular Envelope Technology (“MET”) that uses an intranasal device to deliver enkephalin for the management of severe pain, including post cancer pain (Envelta™) and post-traumatic stress disorder (“PTSD”), (ii) Injectable “local anesthetic” Liposomal Technology for postoperative pain management (Probudur™), and (iii) Investigational formulation delivered via the nasal route to enhance pharmaceutical-grade cannabidiol (“CBD”) transport to the brain (“NobrXiol™”, formerly VRP324) to potentially treat epileptic seizures associated with Lennox-Gastaut syndrome (LGS) and Dravet syndrome (DS) in pediatric patients two years of age and older. We are also exploring value creative opportunities for our two nonprescription product candidates including seeking regulatory approval for commercialization of such products: AnQlar™, which is being developed as a 24 hour prophylactic viral barrier to inhibit viral infection by influenza or SARS-CoV-2, and Epoladerm™, which is a topical diclofenac epolamine metered dosed spray film formulation being developed to manage pain associated with osteoarthritis.

Our portfolio currently consists of multiple preclinical stage product candidates: Epoladerm, Probudur, Envelta, AnQlar and NobrXiol. The dates reflected in the below table are estimates only, and there can be no assurances that the events included in the table will be completed on the anticipated timeline presented, or at all.

Recent Developments

Reverse Stock Split

On February 29, 2024, we filed a certificate of amendment to our Amended and Restated Certificate of Incorporation for purposes of effecting a 1-for-10 reverse stock split (the “Reverse Split”) of our outstanding shares of common stock such that, effective upon March 1, 2024, the day after the filing thereof, every 10 issued and outstanding shares of our common stock were subdivided and reclassified into one validly issued, fully paid and non-assessable share of our common stock.

Litigation

On February 29, 2024, Sorrento Therapeutics, Inc. (“Sorrento”), and Scilex Pharmaceuticals Inc. (“Scilex” and together with Sorrento, the “Plaintiffs”) and the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) to fully resolve all claims by the Plaintiffs against the Company related to the litigation captioned Sorrento Therapeutics, Inc. and Scilex Pharmaceuticals Inc. v. Anthony Mack and Virpax Pharmaceuticals, Inc., Case No. 2021-0210-PAF (the “Action”), subject to the entry by the United States Bankruptcy Court for the Southern District of Texas, which is handling the Sorrento bankruptcy filing (the “Bankruptcy Court”), of an order approving the Settlement Agreement (the “Settlement Order”). On March 1, 2024, the Plaintiffs filed a motion to approve the Settlement Agreement and grant the related relief with the Bankruptcy Court. On March 14, 2024, the Bankruptcy Court entered an order approving the Settlement Agreement and on March 20th the Plaintiffs filed a Stipulation of Dismissal with the Chancery Court dismissing the Action. See “Part I—Item 3—Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2023 incorporated herein by reference for additional information regarding the litigation with the Plaintiffs.

As settlement consideration, the Company agreed to pay Sorrento and Scilex a total cash payment of $6 million, of which $3.5 million was paid two business days after the date that the Settlement Order was entered by the Bankruptcy Court (the “Effective Date”), which payment was made on March 18, 2024 and the remaining $2.5 million is to be paid on or before July 1, 2024. Additionally, the Company agreed to pay to Plaintiffs royalties of 6% of annual net sales of products developed from drug candidates Epoladerm, Probudur and Envelta until the earlier of the expiration of the last-to-expire valid patent claim of such product and the expiration of any period of regulatory exclusivity for such product.

Pursuant to the Settlement Agreement, each of the Plaintiffs and the Company provided mutual releases of all claims as of the Effective Date, whether known or unknown, arising from any allegations set forth in the Action. Plaintiffs’ release relates to claims against the Company only. Plaintiffs’ release as to the Company was effective upon the Company’s initial payment of $3.5 million, and the Company’s release of the Plaintiffs was effective on the Effective Date.

The Plaintiffs can still pursue claims against Mr. Mack. The Company’s bylaws require the Company to “indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation….”  Such indemnification, however, is limited to circumstances where the covered person “acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation….”  Mr. Mack may attempt to claim he is entitled to indemnification, should the Court find him liable for damages in the Action.  Given the findings in the Memorandum Opinion issued in the Action, the Company believes it has a strong position that Mr. Mack would not be entitled to indemnification.  There is a risk, however, that a Court could find he is entitled to such indemnification. Additionally, per Section 7.6 of the bylaws, the Company has been advancing Mr. Mack’s attorneys’ fees and costs for the Action.  It is likely Mr. Mack will contend he is still entitled to advancement of any fees and/or costs for the Action going forward and may seek judicial intervention. However, as per the bylaws, Mr. Mack is only entitled to advancement of expenses for indemnifiable actions.   As noted above, given the Memorandum Opinion in the Action, we believe that it has a strong position that Mr. Mack is not entitled to indemnification, and therefore, not entitled to advancement of expenses. However, there is a risk that a Court could find that Mr. Mack is entitled to such advancement. Further, Mr. Mack may attempt to seek damages from the Company based on the Court’s final judgment on damages under the theory of joint and several liability and/or seek contribution from the Company for any monetary judgment.

The Court is aware that Plaintiffs have settled with the Company and that the Settlement Agreement fully releases the Company from any claims or damages the Plaintiff has against the Company, related to the Action. Given the Settlement Agreement does not release Mr. Mack from liability related to the Action, the Court has requested supplemental briefing as to whether the Court can dismiss the Company from the lawsuit, as well as any claims Mr. Mack has against the Company arising from the Action. While the Company believes that any damages assessed may be awarded against Mr. Mack alone, Plaintiffs cannot seek additional damages from Virpax. However, there is a risk that Mr. Mack will still seek contribution from the Company for any damages claim arising from the Action and, there is a risk that the Court will rule in Mr. Mack’s favor. Any such amounts for indemnification, contribution or other amounts awarded by the Court in Mr. Mack’s favor could be significant.

Nasdaq

On April 2, 2024, we received a notification letter from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that our stockholders’ equity as reported in our Annual Report on Form 10-K for the period ended December 31, 2023 (the “Annual Report”), did not meet the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000. In the Annual Report, we reported stockholders’ equity of $1,934,321, which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1). Additionally, as of the date of this prospectus, we do not meet the alternative Nasdaq continued listing standards under Nasdaq Listing Rules.

This notice of noncompliance has had no immediate impact on the continued listing or trading of our common stock on The Nasdaq Capital Market, which will continue to be listed and traded on Nasdaq, subject to our compliance with the other continued listing requirements. Nasdaq has given us until May 17, 2024 to submit to Nasdaq a plan to regain compliance. If our plan is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of Nasdaq’s letter to evidence compliance.

Corporate Information

We were incorporated under the laws of the State of Delaware on May 12, 2017. Our principal executive offices are located at 1055 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312. Our telephone number is (610) 727-4597.

Our website address is www.virpaxpharma.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. You should not rely on any such information in making your decision whether to purchase our Common Stock.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2026; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which generally means that we have been public for at least 12 months, have filed at least one annual report, and the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last day of our then-most recently completed second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

We also qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent we continue to qualify as a “smaller reporting company,” after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

THE OFFERING

Share information presented below and in this prospectus reflects the 1-for-10 reverse stock split of our Common Stock, which was effected on March 1, 2024.

Shares being offered	Up to 2,215,189 shares of Common Stock at an assumed public offering price of $3.16 per share (the last reported sale price of our Common Stock on the Nasdaq Capital Market on April 23, 2024).

Pre-Funded Warrants offered by us	We are also offering up to 2,215,189 Pre-Funded Warrants to purchase up to 2,215,189 shares of Common Stock in lieu of shares of Common Stock to any purchaser whose purchase of shares of Common Stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the purchaser’s election, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering. Each Pre-Funded Warrant will be exercisable for one share of Common Stock, will have an exercise price of $0.00001 per share, will be immediately exercisable, and will not expire prior to exercise. This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants. For each Pre-Funded Warrant that we sell, the number of shares of Common Stock that we are selling will be decreased on a one-for-one basis.

Common Warrants offered by us	We are also offering up to 2,215,189 Common Warrants to purchase up to 2,215,189 shares of Common Stock. Each Common Warrant will be exercisable for one share of Common Stock, will have an exercise price of $ per share, will be exercisable immediately, and will expire five years from the date of issuance. This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Common Warrants. Because we will issue a Common Warrant for each share of Common Stock and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of Common Stock and Pre-Funded Warrants sold.

Number of shares of Common Stock outstanding immediately before this offering	1,171,233 shares.

Number of shares of Common Stock to be outstanding after this offering (1)	3,386,422 shares (assuming all of the shares of Common Stock we are offering under this prospectus are sold, and assuming no sale of Pre-Funded Warrants, which, if sold, would reduce the number of shares of Common Stock that we are offering on a one-for-one basis, and no exercise of the Common Warrants issued in this offering).

Reasonable Best Efforts	We have agreed to offer and sell the Securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the Securities offered hereby, but will use its reasonable best efforts to solicit offers to purchase the Securities offered by this prospectus. See “Plan of Distribution”.

Use of proceeds	Assuming 2,215,189 shares of Common Stock are sold in this offering at an assumed combined public offering price of $3.16 per share of Common Stock and accompanying Common Warrant, which represents the closing price of our common stock on Nasdaq on April 23, 2024, and assuming no issuance of Pre-Funded Warrants and no exercise of Common Warrants issued in connection with this offering, we estimate that our net proceeds from the this offering will be approximately $6.3 million, after deducting Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us. However, this is a best efforts offering with no minimum number of Securities or amount of proceeds as a condition to closing, and we may not sell all or any of these Securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds.

We intend to use substantially all of the net proceeds from this offering, to pay the $2.5 million that we are obligated to pay on July 1, 2024 pursuant to the terms of the Settlement Agreement, to fund product development activities and for working capital and other general corporate purposes. If Mr. Mack were to seek indemnification and/ or damages from us, we will be required to use the proceeds from this offering to make such payments. See “Litigation” under “Recent Developments” in the Prospectus Summary, above and see “Use of Proceeds” below.

Lock-up Agreements	The Company and our directors and executive officers have agreed with the Placement Agent, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Common Stock or securities convertible into or exercisable or exchange for Common Stock during the applicable lock-up period. See “Plan of Distribution” for more information.

Stock exchange symbol	Shares of our Common Stock are listed on the Nasdaq Capital Market under the symbol “VRPX.” We do not intend to apply for a listing of the Pre-Funded Warrants or the Common Warrants on any national securities exchange or other nationally recognized trading system.

Risk factors	Investing in our Securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and other information included, or incorporated by reference, in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Securities.

(1)	The number of shares of our Common Stock to be outstanding immediately after this offering is based on shares of our Common Stock outstanding as of April 26, 2024, which excludes:

●	230,264 shares of Common Stock issuable upon exercise of stock options outstanding as of April 26, 2024, at a weighted-average exercise price of $23.83 per share;

●	1,843 shares of Common Stock issuable upon exercise of warrants outstanding as of April 26, 2024, at a weighted-average exercise price of $117.84 per share; and

●	85,358 shares of our Common Stock that are available for future issuance under our Virpax Pharmaceuticals, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) or shares that will become available under our 2022 Plan.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	No exercise of outstanding options or warrants described above; and

●	No exercise of the Common Warrants or Pre-Funded Warrants.

RISK FACTORS

Investing in our Securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in the Annual Report on Form 10-K, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus, before deciding whether to purchase our Securities in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below and incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below or incorporated by reference. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering and Our Common Stock

We will need additional future financing which may not be available on acceptable terms, if at all and will result in the issuance of additional securities being issued which will cause investors to experience further dilution.

We expect to require substantial additional capital until our operations generate sufficient revenue to cover our expenses. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. There are currently no other commitments by any person for future financing. Our securities may be offered to other investors in other offerings at a price lower than the price per share offered in this offering, or upon terms which may be deemed more favorable than those offered to investors in this offering. In addition, the issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue securities convertible or exchangeable into Common Stock, in future transactions. The issuance of any such derivative securities, which is at the discretion of our Board of Directors, may further dilute the equity ownership of our stockholders.

Even if we raise the maximum offering amount, we will need additional financing in order to file our Investigational New Drug Application (“IND”) for Probudur. If we do not succeed in raising additional funds on acceptable terms, we will be unable to file our IND or obtain approval of our product candidate from the FDA and other regulatory authorities. In addition, we could be forced to delay, discontinue or curtail product development, forego research and development activities. We estimate that we will require a total of approximately $11.0 million for the completion of our planned IND filing for Probudur, including the $2.5 million that we are obligated to pay to the Plaintiffs pursuant to the Settlement Agreement and other expenditures that we will need to incur in order to develop our other product candidates.

Our management has broad discretion in using the net proceeds from this offering.

Other than with respect to the $2.5 million payment to be made pursuant to the terms of the Settlement Agreement, we have stated, in only a general manner, how we intend to use the net proceeds from this offering. See “Use of Proceeds.” We cannot, with any assurance, be more specific at this time. If Mr. Mack were to seek indemnification and/ or damages from us, we will be required to use the proceeds from this offering to make such payments. Any such amounts for indemnification, contribution or other amounts awarded by the Court in Mr. Mack’s favor could be significant. See “Litigation” under “Recent Developments” in the Prospectus Summary, above. We will have broad discretion in the timing of the expenditures and application of proceeds received in this offering. If we fail to apply the net proceeds effectively, we may not be successful in bringing our proposed products to market. You will not have the opportunity to evaluate all of the economic, financial or other information upon which we may base our decisions to use the net proceeds from this offering. We may use the proceeds of this offering in ways that do not increase our operating results or enhance the value of our common stock.

This is a reasonable best efforts offering, with no minimum amount of Securities required to be sold, and we may sell fewer than all of the Securities offered hereby.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the Securities in this offering. The Placement Agent has no obligation to buy any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities. There is no required minimum number of Securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell Securities offered hereby, because there is no minimum offering amount required as a condition to closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth on the cover page of this prospectus. We may sell fewer than all of the Securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Because there is no minimum required for the offering to close, investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.

We have not specified a minimum offering amount nor have or will we establish an escrow account in connection with this offering. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of Securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

If you purchase shares of our Common Stock sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

The price per share of our Common Stock being offered may be higher than the net tangible book value per share of our outstanding common stock prior to this offering, which may result in new investors in this offering incurring immediate dilution. To the extent outstanding stock options are exercised, there will be further dilution to new investors. For a more detailed discussion of the foregoing, see the section entitled “Dilution” below. To the extent additional stock options or warrants are issued, there will be further dilution to new investors.

This offering may cause the trading price of our Common Stock to decrease.

The price per share, together with the number of shares of Common Stock we issue if this offering is completed, may result in an immediate decrease in the market price of our Common Stock. This decrease may continue after the completion of this offering.

Because we will not declare cash dividends on our Common Stock in the foreseeable future, stockholders must rely on appreciation of the value of our Common Stock for any return on their investment.

We have never declared or paid cash dividends on our Common Stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and will not declare or pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Common Stock, if any, will provide a return to investors in this offering.

There is no public market for the Pre-Funded Warrants and Common Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants and Common Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants and Common Warrants on Nasdaq or any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants and Common Warrants will be limited.

Holders of the Pre-Funded Warrants and Common Warrants offered hereby will have no rights as Common Stockholders with respect to the shares our Common Stock underlying the Pre-Funded Warrants and Common Warrants until such holders exercise their Pre-Funded Warrants and Common Warrants and acquire our Common Stock, except as otherwise provided in the Pre-Funded Warrants and Common Warrants.

Until holders of the Pre-Funded Warrants and Common Warrants acquire shares of our Common Stock upon exercise thereof, such holders will have no rights with respect to the shares of our Common Stock underlying such Pre-Funded Warrants and Common Warrants, except to the extent that holders of such Pre-Funded Warrants and Common Warrants will have certain rights to participate in distributions or dividends paid on our Common Stock as set forth in the Pre-Funded Warrants and Common Warrants. Upon exercise of the Pre-Funded Warrants and Common Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Pre-Funded Warrants and Common Warrants are speculative in nature.

Commencing on the initial exercise date, holders of the Common Warrants may acquire shares of Common Stock issuable upon exercise of such Common Warrants at an exercise price of $       per share of Common Stock and holders of the Pre-Funded Warrants may acquire shares of Common Stock issuable upon exercise of such Pre-Funded Warrants at an exercise price of $0.00001 per share of Common Stock. There can be no assurance that the market value of the Common Warrants and Pre-Funded Warrants will equal or exceed their public offering price. In the event the market price per share of our Common Stock does not exceed the exercise price of the Common Warrants during the period when the Common Warrants are exercisable, the Common Warrants may not have any value.

Purchasers who purchase our Securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement, including: (i) a covenant to not enter into variable rate financings for a period of six (6) months following the closing of the offering, subject to an exception; (ii) a covenant to not enter into any equity financings for sixty (60) days from closing of the offering, subject to certain exceptions.

Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a de-listing of our common stock.

Our shares of common stock are listed for trading on The Nasdaq Capital Market under the symbol “VRPX.” If we fail to satisfy the continued listing requirements of The Nasdaq Capital Market such as the corporate governance requirements, the stockholder’s equity requirement or the minimum closing bid price requirement, The Nasdaq Capital Market may take steps to de-list our common stock or warrants.

On April 2, 2024, we received a notification letter from the Listing Qualifications Staff of Nasdaq notifying us that our stockholders’ equity as reported in our Annual Report, did not meet the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000. In the Annual Report, we reported stockholders’ equity of $1,934,321, which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1). Additionally, as of the date of this prospectus, we do not meet the alternative Nasdaq continued listing standards under Nasdaq Listing Rules. If less than the maximum number of Securities are sold in this offering, we will remain non-compliant with the required minimum stockholders’ equity and even if the maximum number of Securities that are being offered in this offering are sold there is no guarantee that we will comply with the minimum stockholders’ equity requirement.

This notice of noncompliance has had no immediate impact on the continued listing or trading of our common stock on The Nasdaq Capital Market, which will continue to be listed and traded on Nasdaq, subject to our compliance with the other continued listing requirements. Nasdaq has given us until May 17, 2024 to submit to Nasdaq a plan to regain compliance. If our plan is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of Nasdaq’s letter to evidence compliance.

On April 10, 2023, we received a written notice Nasdaq indicating that we are not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market (the “Bid Price Requirement”). On November 16, 2023, we received a notice from Nasdaq notifying that we were not in compliance with the continued listing requirements of Nasdaq Listing Rule 5250(c)(1) because our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 had not yet been filed with the Securities and Exchange Commission (“SEC”). Although, we have regained compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) by effecting a reverse stock split and we have regained compliance with the 10-Q filing delinquency, there can be no assurance that we will continue to maintain compliance with the Nasdaq continued listing requirements. Any perception that we may not regain compliance for future noncompliance or a delisting of our common stock by Nasdaq could adversely affect our ability to attract new investors, decrease the liquidity of the outstanding shares of our common stock, reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholders. In addition, delisting of our common stock from Nasdaq could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock and might deter certain institutions and persons from investing in our common stock.

We intend to attempt to take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that we will regain compliance. Any perception that we may not regain compliance or a delisting of our common stock by Nasdaq could adversely affect our ability to attract new investors, decrease the liquidity of the outstanding shares of our common stock, reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholder. In addition, delisting of our common stock from Nasdaq could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock and might deter certain institutions and persons from investing in our common stock.

In the event of a de-listing, we would take actions to attempt to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our common stock is listed on The Nasdaq Capital Market, our common stock is covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were to be delisted from The Nasdaq Capital Market, our common stock would cease to be recognized as covered securities and we would be subject to regulation in each state in which we offer our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may contain “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements include, but are not limited to, statements about us and our industry, as well as statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Additionally, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. We intend the forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our expected use of proceeds from this offering.

●	Our limited operating history makes it difficult for us to evaluate our future business prospects.

●	Our ability to continue as a going concern.

●	The expectation that we will incur significant operating losses for the foreseeable future and will need significant additional capital.

●	Our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs.

●	Risks relating to ownership of our Common Stock, including high volatility and dilution.

●	Our lack of operating history;

●	The outcome of certain current litigation in which we and our then Chief Executive Officer are named as defendants.

●	Our ability to raise additional capital;

●	Our dependence on our product candidates, which are still in preclinical or early stages of clinical development;

●	Our, or that of our third-party manufacturers, ability to manufacture current good manufacturing practice (“cGMP”) quantities of our product candidates as required for preclinical and clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates;

●	Our ability to complete required clinical trials for our product candidates and obtain approval from the US Food and Drug Administration (“FDA”) or other regulatory agencies in different jurisdictions;

●	Our lack of a sales and marketing organization and our ability to commercialize our product candidates if we obtain regulatory approval;

●	Our dependence on third parties to manufacture our product candidates;

●	Our reliance on third-party contract research organizations (“CROs”) to conduct our clinical trials;

●	Our ability to maintain or protect the validity of our intellectual property;

●	Our ability to internally develop new inventions and intellectual property;

●	Interpretations of current laws and the passages of future laws;

●	Acceptance of our business model by investors;

●	The accuracy of our estimates regarding expenses and capital requirements;

●	Our ability to maintain our Nasdaq listing; and

●	Our ability to adequately support organizational and business growth.

The risks and uncertainties included here are not exhaustive or necessarily in order of importance. Other sections of this prospectus, including “Risk Factors” beginning on page 6, our Annual Report on Form 10-K for the year ended December 31, 2023, and other reports that we file with the SEC include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $6.3 million (assuming the sale of the maximum number of Securities offered hereby), based upon an assumed public offering price of $3.16 per share and accompanying Common Warrant (which is the last reported sale price of our Common Stock on Nasdaq on April 23, 2024), after deducting the estimated Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no issuance of any Pre-Funded Warrants and no exercise of the Common Warrants. However, because this is a reasonable best efforts offering with no minimum number of Securities or amount of proceeds as a condition to closing, the actual offering amount, Placement Agent’s fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell all or any of the Securities we are offering. As a result, we may receive significantly less in net proceeds. Based on the assumed offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50%, and 25% of the Securities offered in this offering would be approximately $4.7 million, $3.0 million, and $1.4 million, respectively, after deducting the estimated Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us, and assuming no issuance of any Pre-Funded Warrants and assuming no exercise of the Common Warrants.

These estimates exclude the proceeds, if any, from the exercise of Common Warrants offered hereby. We will only receive additional proceeds from the exercise of the Common Warrants we are selling in this offering if the Common Warrants are exercised for cash. If all of the Common Warrants offered hereby were to be exercised in cash at the exercise price of $ 3.16 per share, we would receive additional proceeds of approximately $7.0 million. We cannot predict when or if these Common Warrants will be exercised. It is possible that these Common Warrants may expire and may never be exercised. Additionally, these Common Warrants contain a cashless exercise provision that permit exercise of such Common Warrants on a cashless basis at any time when there is no effective registration statement under the Securities Act covering the issuance of the underlying shares.

We intend to use the net proceeds from this offering to pay the $2.5 million that we are obligated to pay to the Plaintiffs pursuant to the Settlement Agreement and for working capital and other general corporate purposes. We expect to require an additional $11.0 million in order to file our IND for Probudur, including the $2.5 million that we are obligated to pay to the Plaintiffs. Therefore, even if we sell the maximum number of Securities, we will need to raise additional capital in order to file our IND. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. Other than with respect to the $2.5 million that we are obligated to pay to the Plaintiffs pursuant to the Settlement Agreement, our management will have significant flexibility and discretion in the timing and application of the net proceeds of the offering. If Mr. Mack were to seek indemnification and/ or damages from us, we will be required to use the proceeds from this offering to make such payments. See “Litigation” under “Recent Developments” in the Prospectus Summary, above. Unforeseen events or changed business conditions may result in application of the proceeds of the offering in a manner other than as described in this prospectus. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. See “Risk Factors.”

CAPITALIZATION

The following table sets forth our cash and our capitalization as of December 31, 2023:

●	on an actual basis; and

●	on a pro forma basis to give effect to the payment of $3.5 million on March 18, 2024 pursuant to the terms of the Settlement Agreement; and

●	on a pro forma as adjusted basis, giving effect to the sale of 2,215,189 shares of Common Stock based on an assumed public offering price of $3.16 per share (the last reported sale price of our Common Stock on the Nasdaq Capital Market on April 23, 2024), after deducting estimated Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants and no exercise of Common Warrants.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined at pricing. You should read the information in this table together with our audited financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, incorporated by reference in this prospectus.

	As of December 31, 2023 (in thousands)	Pro Forma	Pro Forma As Adjusted
	Actual
Cash:	$9,141,512	$5,641,512	11,936,509

Stockholders’ equity:
Common stock, $0.00001 par value; 100,000,000 shares authorized, and 1,171,233 shares issued and outstanding, actual; 100,000,000 shares authorized, and 1,171,233 shares issued and outstanding pro forma, 100,000,000 shares authorized, and 3,386,422 shares issued and outstanding pro forma as adjusted	$12	$12	34
Additional paid-in capital	61,478,444	61,478,444	67,773,419
Accumulated deficit	(59,544,135)	(59,544,135)	(59,544,135)
Total stockholders’ equity	$1,934,321	$1,934,321	$8,229,318
Total capitalization	$1,934,321	$1,934,321	$8,229,318

A $0.10 increase or decrease in the assumed public offering price of $3.16 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on April 23, 2024), would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $207,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants and no exercise of Common Warrants.

An increase or decrease of 100,000 shares of Common Stock in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $295,000, assuming no change in the assumed public offering price per share, as set forth on the cover page of this prospectus, and after deducting Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants and no exercise of Common Warrants.

The table above is based on 1,171,233 shares of our Common Stock outstanding as of December 31, 2023 and does not include as of such date:

●	175,686 shares of Common Stock issuable upon exercise of stock options outstanding as of December 31, 2023, at a weighted-average exercise price of $34.60 per share;

●	116,511 shares of our Common Stock that are available for future issuance under our 2022 Plan or shares that will become available under our 2022 Plan; and

●	1,843 shares of Common Stock issuable upon exercise of warrants outstanding as of December 31, 2023, at a weighted-average exercise price of $117.84 per share.

DILUTION

If you invest in our Common Stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our Common Stock and the as adjusted net tangible book value per share of our Common Stock immediately after this offering.

Dilution results from the fact that the public offering price per share is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding shares of common stock. We calculate net tangible book value per share by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

Our historical net tangible book value as of December 31, 2023 was approximately $1.9 million, or $1.65 per share. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents our historical net tangible book value deficit divided by the 1,171,233 shares of our Common Stock outstanding as of December 31, 2023.

Our pro forma net tangible book value as of December 31, 2023 was $1.9 million, or $1.65 per share of our Common Stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our Common Stock outstanding as of April 23, 2024, after giving effect to the payment of $3.5 million on March 18, 2024 to the Plaintiffs pursuant to the terms of the Settlement Agreement and the reduction in liability resulting therefrom.

After giving effect to the payment of the $3.5 million payment on March 18, 2024 and receipt of the estimated maximum net proceeds from our sale of Securities in this offering, based on an assumed public offering price of $3.16 per share (the last reported sale price of our Common Stock on the Nasdaq Capital Market on April 23, 2024), after deducting estimated Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants and no exercise of Common Warrants, our pro forma as adjusted net tangible book value at December 31, 2023 would have been approximately $8.2 million, or $2.43 per share. This represents an immediate increase in net tangible book value per share of $0.78 to existing stockholders and an immediate dilution per share of $0.73 to you. The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share		$3.16
Pro Forma net tangible book value per share as of December 31, 2023	$1.65
Increase in net tangible book value per share attributable to this offering	$0.78
Pro forma as adjusted net tangible book value per share after this offering		$2.43
Dilution per share to new investors purchasing common stock in this offering		$0.73

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing.

A $0.10 decrease in the assumed public offering price of $3.16 per share of Common Stock and accompanying Common Warrant (the last reported sale price of our Common Stock on the Nasdaq Capital Market on April 23, 2024) (resulting in gross proceeds of approximately $6.8 million) would decrease our as adjusted net tangible book value per share after this offering to $2.37 and dilution per share to new investors purchasing common stock in this offering to $ 0.69, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants and no exercise of Common Warrants.

A $0.10 increase in the assumed public offering price of $3.16 per share of Common Stock and accompanying Common Warrant (the last reported sale price of our Common Stock on the Nasdaq Capital Market on April 23, 2024) (resulting in gross proceeds of approximately $7.2 million) would increase our as adjusted net tangible book value per share after this offering to $2.49 and dilution per share to new investors purchasing Securities in this offering by $0.77, assuming that the number of Securities offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants and no exercise of Common Warrants.

An increase in the number of shares of Common Stock offered by 100,000 shares of Common Stock (resulting in gross proceeds of approximately $7.3 million) would increase our pro forma as adjusted net tangible book value as of December 31, 2023 after this offering to $8.5 million or approximately $2.45 per share, and would change the dilution to investors in this offering to approximately $0.71 per share, assuming that the assumed offering price per share, as set forth on the cover page of this prospectus, remains the same, after deducting Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants and no exercise of Common Warrants.

A decrease in the number of shares of Common Stock offered by 100,000 shares of Common Stock (resulting in gross proceeds of approximately $6.7 million) would decrease our pro forma as adjusted net tangible book value as of December 31, 2023 after this offering to $7.9 million, or approximately $2.41 per share, and would change the dilution to investors in this offering to approximately $0.75 per share, assuming that the assumed offering price per share, as set forth on the cover page of this prospectus, remains the same, after deducting Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants and no exercise of Common Warrants.

The table and discussion above do not include:

●	175,686 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2023, at a weighted-average exercise price of $34.60 per share;

●	116,511 shares of our common stock that are available for future issuance under our 2022 Plan or shares that will become available under our 2022 Plan; and

●	1,843 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 2023, at a weighted-average exercise price of $117.84 per share.

To the extent any outstanding options or other equity awards are exercised or become vested or any additional options or other equity awards are granted and exercised or become vested or other issuances of our common stock are made, there may be further economic dilution to new investors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of April 26, 2024:

●	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

●	each of our executive officers;

●	each of our directors; and

●	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. We have based our calculation of the percentage of beneficial ownership of our common stock before this offering on 1,171,233 shares of common stock outstanding as of April 26, 2024. We have based our calculation of the percentage of beneficial ownership of our common stock after this offering on 3,386,422 shares of our common stock, which gives effect to the issuance of 2,215,189 shares of common stock in this offering. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to the exercise of options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 26, 2024 are counted as outstanding. Unless noted otherwise, the address of all listed stockholder is 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312. Each of the stockholder listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Shares of Common Stock	Percentage of Common Stock	Shares of Common Stock	Percentage of Common Stock
Named Executive Officers and Directors
Gerald Bruce(1)	20,920	1.76%	20,920	*
Vinay Shah(2)	2,500	*	2,500	*
Anthony Mack(3)(4)	298,298	25.47%	298,298	8.81%
Sheila Mathias, PhD, JD, MBA(5)	10,278	*	10,278	*
Jeffrey Gudin, MD(6)	16,016	1.35%	16,016	*
Eric Floyd, PhD(7)	11,866	1.00%	11,866	*
Jerrold Sendrow, CFP(8)	9,954	*	9,954	*
Thani Jambulingam, PhD (9)	9,856	*	9,856	*
Vanila Singh, MD, MACM (10)	5,549	*	5,549	*
Michael F. Dubin (11)	5,231	*	5,231	*
Barbara A. Ruskin, PhD, JD (12)	2,500	*	2,500	*
Christopher Chipman (13)	—	—	—	—
All executive current officers and directors as a group (10 persons)	94,670	7.50%	94,670	2.72%
5% or Greater Stockholders
Virpax Pharmaceuticals, LLC	273,043	23.31%	273,043	8.06%

*	Less than 1%.

(1)	Includes 404 shares of common stock and 20,516 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 26, 2024.

(2)	Includes 2,500 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 26, 2024.

(3)	Anthony Mack, our Former Chief Executive Officer, and Jeffrey Gudin, our Executive Vice President and Chief Medical Officer, are the members of Virpax Pharmaceuticals, LLC. Due to Mr. Mack’s ownership of 88.8888% of the outstanding member units of Virpax Pharmaceuticals, LLC, he may be deemed to have sole voting and dispositive control over the shares of our common stock held by Virpax Pharmaceuticals, LLC. As a result, Mr. Mack may be deemed to beneficially own the shares of our common stock held by Virpax Pharmaceuticals, LLC. Mr. Mack resigned as our Chief Executive Officer and Chair of the Board, effective November 17, 2023.

(4)	Includes 25,255 shares of common stock held by Mr. Mack and his spouse and 273,043 shares of common stock held by Virpax Pharmaceuticals, LLC.

(5)	Includes 10,278 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 26, 2024.

(6)	Includes 758 shares of common stock, and 15,258 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2024.

(7)	Includes 800 shares of common stock, and 11,066 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2024.

(8)	Includes 900 shares of common stock and 9,054 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2024.

(9)	Includes 100 shares of common stock and includes 9,756 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2024.

(10)	Includes 5,549 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 26, 2024.

(11)	Includes 5,231 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 26, 2024.

(12)	Includes 2,500 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 26, 2024.

(13)	Mr. Chipman resigned as our Chief Financial Officer, effective June 30, 2023.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our capital stock and the provisions of our certificate of incorporation and our bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.00001 per share, and 10,000,000 shares of Preferred Stock, par value $0.00001 per share.

As of April 26, 2024, 1,171,233 shares of our Common Stock are issued and outstanding, and no shares of our preferred stock are issued and outstanding.

Common Stock

Voting. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to the terms of preferred stock.

Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Liquidation. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other Rights and Preferences. The holders of our Common Stock have no preemptive, subscription, cumulative voting or conversion rights and there are no redemption or sinking fund provisions applicable to our Common Stock.

Preferred Stock

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series without stockholder approval. Our board of directors may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our Common Stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future.

Nasdaq Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “VRPX.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC. VStock is located at 18 Lafayette Place, Woodmere, New York, New York 11598. Their telephone number is (212) 828-8436.

Potential Anti-Takeover Effects

Certain provisions set forth in our certificate of incorporation and our bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Certificate of Incorporation and Bylaws

In addition to the foregoing, our certificate of incorporation and/or our bylaws contain the following provisions:

Staggered Board. Our board of directors is divided into three classes of directors, Class I, II and III, with each class serving a term ending at the third annual meeting following its election.

Nominations of Directors and Proposals of Business. Our bylaws generally regulate nominations for election of directors by stockholders and proposals of business at annual meetings. In general, our bylaws require stockholders intending to submit nominations or proposals at an annual meeting of stockholders to provide the Company with advance notice thereof, including information regarding the stockholder proposing the business as well as information regarding the nominee or the proposed business. Our bylaws provide a time period during which nominations or business must be provided to the Company that creates a predictable window for the submission of such notices, eliminating the risk that the Company finds a meeting will be contested after printing its proxy materials for an uncontested election and providing the Company with a reasonable opportunity to respond to nominations and proposals by stockholders.

Removal of Directors. Our certificate of incorporation and bylaws provide that subject to the rights of the holders of any series of preferred stock, any director or the entire Board may be removed from office at any time, but only for cause.

Board Vacancies. Our certificate of incorporation generally provides that only the board of directors (and not the stockholders) may fill vacancies and newly created directorships.

Stockholder Action by Written Consent. Our certificate of incorporation prohibits stockholders from acting by written consent. Accordingly, stockholder action must take place at an annual or a special meeting of the Company’s stockholders.

Special Meeting of Stockholders. Our certificate of incorporation generally provides that special meetings of stockholders for any purpose or purposes may be called at any time by our board of directors, the Chairman of the Board or the Chief Executive Officer. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Amendment of Certificate of Incorporation or Bylaws. Our certificate of incorporation requires a supermajority vote of stockholders (at least 66 2/3% in voting power of the outstanding stock of the Company entitled to vote thereon) to amend our bylaws and certain provisions of our certificate of incorporation.

While the foregoing provisions of our certificate of incorporation, our bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Choice of Forum

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have subject matter jurisdiction, the federal district court of the State of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the state of Delaware. The exclusive forum provision also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act. Nothing in our certificate of incorporation will preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 2,215,189 shares of our Common Stock together with Common Warrants to purchase up to 2,215,189 shares of Common Stock.

We are offering to certain purchasers whose purchase of shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, Pre-Funded Warrants, in lieu of shares of Common Stock that otherwise would result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock, to purchase up to 2,215,189 shares of Common Stock, together with Common Warrants to purchase up to 2,215,189 shares of Common Stock. Each Pre-Funded Warrant is exercisable for one share of Common Stock at an exercise price of $0.00001. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis.

Common Stock

The material terms and provisions of our Common Stock are described under the caption “Description of Our Capital Stock” in this prospectus.

Common Warrants to be Issued in this Offering

The following summary of certain terms and provisions of the Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrants.

Duration and Exercise Price

Each Common Warrant offered hereby will be a warrant to purchase one share of Common Stock and will have an initial exercise price equal to $        per share (representing 100% of the price at which a share of Common Stock and accompanying Common Warrant are sold to the public in this offering). The Common Warrants will be exercisable immediately upon issuance and will expire five years from the date of issuance. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reclassification of shares or similar events affecting our Common Stock. Subject to the rules and regulations of the applicable trading market, we may at any time during the term of the Common Warrant, subject to the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors. The Common Warrants will be issued separately from the shares of Common Stock, or the Pre-Funded Warrants, as the case may be.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Common Warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Common Warrants up to 9.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. Purchasers of Common Warrants in this offering may also elect prior to the issuance of the Common Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares.

Cashless Exercise

If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may exercise its Common Warrants (either in whole or in part) at such time by means of a cashless exercise in which the holder shall be entitled to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Common Warrants, which generally provides for a number of shares equal to (A) (1) the volume weighted average price on the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered (x) on a day that is not a trading day or (y) prior to the opening of “regular trading hours” on a trading day or (2) the VWAP on the trading day immediately preceding the date of the notice of exercise, if the notice of exercise is executed and delivered during “regular trading hours” on a trading day, or (3) the VWAP on the day of the notice of exercise, if the notice of exercise is executed after the close of “regular trading hours” on a trading day, less (B) the exercise price, multiplied by (C) the number of shares of Common Stock the Common Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.

Fractional Shares

No fractional shares of Common Stock or scrip representing fractional shares will be issued upon the exercise of the Common Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Common Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Common Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the Common Warrants will be extremely limited. The shares of Common Stock issuable upon exercise of the Common Warrants are currently traded on the Nasdaq.

Right as a Stockholder

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of Common Stock, the holders of the Common Warrants do not have the rights or privileges of holders of shares of Common Stock, including any voting rights, until they exercise their Common Warrants. The Common Warrants will provide that holders have the right to participate in distributions or dividends paid on Common Stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the consummation of a business combination with another person or group of persons whereby such other person or group acquires greater than 50% of the voting power of the outstanding Common Stock and preferred stock, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Common Warrants have the right to require us or a successor entity to redeem the Common Warrants for cash in the amount of the Black Scholes Value (as defined in each Common Warrant) of the unexercised portion of the Common Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Common Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant that is being offered and paid to the holders of our Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price equal to $0.00001 per share of Common Stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reclassification or similar events affecting our Common Stock.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice. A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with any such persons, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 4.99%, upon notice to us and effective sixty-one (61) days after the date such notice is delivered to us, may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after exercise.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of the Pre-Funded Warrants in payment of the aggregate exercise price, the holder may exercise its Pre-Funded Warrants (either in whole or in part), at such time by means of a cashless exercise in which the holder shall be entitled to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants, which generally provides for a number of shares equal to (A) (1) the volume weighted average price on the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered (x) on a day that is not a trading day or (y) prior to the opening of “regular trading hours” on a trading day or (2) the VWAP on the trading day immediately preceding the date of the notice of exercise, if the notice of exercise is executed and delivered during “regular trading hours” on a trading day, or (3) the bid price on the day of the notice of exercise, if the notice of exercise is executed after the close of “regular trading hours” on a trading day, less (B) the exercise price, multiplied by (C) the number of shares of Common Stock the Pre-Funded Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, we will, at our election, and in lieu of the issuance of such fractional share, either (i) pay cash in an amount equal to such fraction multiplied by the exercise price or (ii) round up to the next whole share issuable upon exercise of the Pre-Funded Warrant.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on Common Stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the consummation of a business combination with another person or group of persons whereby such other person or group acquires greater than 50% of the voting power of the outstanding Common Stock and preferred stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Common Stock, Pre-Funded Warrants and Common Warrants acquired in this offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the Common Stock, Pre-Funded Warrants or Common Warrants, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of Common Stock, Pre-Funded Warrants and Common Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax or the alternative minimum tax and does not address state or local taxes or U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

●	persons who acquired our Common Stock, Pre-Funded Warrants or Common Warrants as compensation for services;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than 5% of our Common Stock (except to the extent specifically set forth below);

●	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code (except to the extent specifically set forth below);

●	persons for whom our Common Stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;

●	persons deemed to sell our Common Stock, Pre-Funded Warrants or Common Warrants under the constructive sale provisions of the Code;

●	banks or other financial institutions;

●	brokers or dealers in securities or currencies;

●	tax-exempt organizations or tax-qualified retirement plans;

●	pension plans;

●	regulated investment companies or real estate investment trusts;

●	persons that hold the Common Stock, Pre-Funded Warrants or Common Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

●	insurance companies;

●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and

●	certain U.S. expatriates, former citizens, or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entities or persons who hold shares of Common Stock, Pre-Funded Warrants or Common Warrants through such partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. If such a partnership or other pass-through entity holds shares of Common Stock, Pre-Funded Warrants or Common Warrants, the treatment of a partner in such partnership or investor in such other pass-through entity generally will depend on the status of the partner or investor and upon the activities of the partnership or other pass-through entity. A partner in such a partnership and an investor in such other pass-through entity that will hold shares of Common Stock, Pre-Funded Warrants or Common Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of shares of Common Stock, Pre-Funded Warrants or Common Warrants through such partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our Common Stock, Pre-Funded Warrants and Common Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Common Stock, Pre-Funded Warrants or Common Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of Common Stock, Pre-Funded Warrants or Common Warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Potential Acceleration of Income

Under tax legislation signed into law in December 2017 commonly known as the Tax Cuts and Jobs Act of 2017, U.S. Holders that use an accrual method of accounting for tax purposes and have certain financial statements generally will be required to include certain amounts in income no later than the time such amounts are taken into account as revenue in such financial statements.

In addition, under the Inflation Reduction Act signed into law on August 16, 2022, certain large corporations (generally, corporations reporting at least $1 billion average adjusted pre-tax net income on their consolidated financial statements) are potentially subject to a 15% alternative minimum tax on the “adjusted financial statement income” of such large corporations for tax years beginning after December 31, 2022. The U.S. Treasury Department, the IRS, and other standard-setting bodies are expected to issue guidance on how the alternative minimum tax provisions of the Inflation Reduction Act will be applied or otherwise administered.

The application of these rules thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of these rules is unclear at this time. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of Common Stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Common Stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of Common Stock received upon exercise, increased by the exercise price of $0.00001 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Allocation of Purchase Price

For U.S. federal income tax purposes, each share of Common Stock (or, in lieu of Common Stock, each Pre-Funded Warrant) and the accompanying Common Warrants issued pursuant to this offering will be treated as an “investment unit” each of which consisting of one share of Common Stock or one Pre-Funded Warrant (which, as described above, should generally be treated as a share of Common Stock for U.S. federal income tax purposes), as applicable and the accompanying Common Warrant to acquire one share of Common Stock. The purchase price for each investment unit will be allocated between these components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of Common Stock (or, in lieu of Common Stock, Pre-Funded Warrant) and the Common Warrant included in each unit. The separation of the share of Common Stock (or, in lieu of Common Stock, Pre-Funded Warrant) and the Common Warrant included in a unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price between the Common Stock (or, in lieu of Common Stock, Pre-Funded Warrants) and the Common Warrants.

Tax Considerations Applicable to U.S. Holders

Exercise and Expiration of Common Warrants

Except as discussed below with respect to the cashless exercise of a Common Warrant, a U.S. Holder generally will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Common Warrant. The U.S. Holder will take a tax basis in the shares acquired on the exercise of a Common Warrant equal to the exercise price of the Common Warrant, increased by the U.S. Holder’s adjusted tax basis in the Common Warrant exercised (as determined pursuant to the rules discussed above). The U.S. Holder’s holding period in the shares of Common Stock acquired on the exercise of a Common Warrant will begin on the date of exercise or possibly the day after such exercise, and will not include any period for which the U.S. Holder held the Common Warrant.

The lapse or expiration of a Common Warrant will be treated as if the U.S. Holder sold or exchanged the Common Warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Common Warrant. The deductibility of capital losses is subject to limitations.

The tax consequences of a cashless exercise of a Common Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the Common Stock received generally would equal the U.S. Holder’s tax basis in the Common Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would be treated as commencing on the date of exercise of the Common Warrant or the day following the date of exercise of the Common Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Common Warrants.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Common Warrants having an aggregate fair market value equal to the exercise price for the total number of Common Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Stock received in respect of the Common Warrants deemed surrendered and the U.S. Holder’s tax basis in such common warrants. Such gain or loss would be long-term or short-term, depending on the U.S. Holder’s holding period in the Common Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the exercised Common Warrants (i.e., the portion of the U.S. Holder’s purchase price for the investment unit that is allocated to the Common Warrants, as described above under “Allocation of Purchase Price”) and the exercise price of such Common Warrants. It is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Common Warrant or the day following the date of exercise of the Common Warrant. There may also be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. Holder’s gain or loss would be short-term.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of the Common Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of shares of Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or exchange of shares of Common Stock as described below under the section titled “—Disposition of Common Stock, Pre-Funded Warrants or Common Warrants.”

Certain Adjustments to Pre-Funded Warrants or Common Warrants

The number of shares of Common Stock issued upon the exercise of the Pre-Funded Warrants or Common Warrants and the exercise price of Pre-Funded Warrants or Common Warrants are subject to adjustment in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a constructive distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of Pre-Funded Warrants or Common Warrants generally should not be deemed to result in a constructive distribution. If an adjustment is made that does not qualify as being made pursuant to a bona fide reasonable adjustment formula, a U.S. Holder of Pre-Funded Warrants or Common Warrants may be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “Distributions.”

Disposition of Common Stock, Pre-Funded Warrants or Common Warrants

Upon a sale or other taxable disposition (other than a redemption treated as a distribution, which will be taxed as described above under “Distributions”) of shares of Common Stock, Pre-Funded Warrants or Common Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Common Stock, Pre-Funded Warrants or Common Warrants sold. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock, Pre-Funded Warrants or Common Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of shares of Common Stock, Pre-Funded Warrants or Common Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of distributions (including constructive distributions) on the Common Stock, Pre-Funded Warrants and Common Warrants and to the proceeds of a sale or other disposition of Common Stock, Pre-Funded Warrants and Common Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Exercise and Expiration of Common Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Common Warrants into shares of Common Stock, however, to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the discussion below under “Disposition of Common Stock, Pre-Funded Warrants or Common Warrants”.

The expiration of a Common Warrant will be treated as if the Non-U.S. Holder sold or exchanged Common Warrant and recognized a capital loss equal to the Non-U.S. Holder’s tax basis in the Common Warrants. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Common Warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to Warrants

As described under “—U.S. Holders—Certain Adjustments to Pre-Funded Warrants or Common Warrants,” an adjustment to the Pre-Funded Warrants or Common Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “Distributions” below. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Pre-Funded Warrants or Common Warrants.

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the Pre-Funded Warrants. Under those regulations, an implicit or explicit payment under Pre-Funded Warrants that references a dividend distribution on our Common Stock would possibly be taxable to a Non-U.S. Holder as described under “Distributions” below. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and the Company may satisfy any withholding obligations it has in respect of the Pre-Funded Warrants by withholding from other amounts due to the Non-U.S. Holder. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the Pre-Funded Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in “—U.S. Holders—Distributions.” To the extent those distributions do not constitute dividends for U.S. federal income tax purposes (i.e., the amount of such distributions exceeds both our current and our accumulated earnings and profits), they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock (determined separately with respect to each share of Common Stock), but not below zero, and then will be treated as gain from the sale of that share Common Stock as described below under the section titled “—Disposition of Common Stock, Pre-Funded Warrants or Common Warrants.”

Any distribution (including constructive distributions) on shares of Common Stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate holding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular tax rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Common Stock, Pre-Funded Warrants or Common Warrants

Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a sale or other disposition (other than a redemption treated as a distribution, which will be taxable as described above under “Distributions”) of shares of Common Stock, Pre-Funded Warrants or Common Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or

●	the Common Stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period of the Common Stock, Pre-Funded Warrants or Common Warrants, if shorter), a “U.S. real property holding corporation,” unless the Common Stock is regularly traded on an established securities market, as defined by applicable Treasury Regulations, and the Non-U.S. Holder held no more than 5% of our outstanding Common Stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held the Common Stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of Pre-Funded Warrants or Common Warrants. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding Pre-Funded Warrants or Common Warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that the Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become a “U.S. real property holding corporation.”

See the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of the Common Stock, Pre-Funded Warrants or Common Warrants paid to foreign financial institutions or non-financial foreign entities.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on the Common Stock, Pre-Funded Warrants or Common Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on the Common Stock, Pre-Funded Warrants or Common Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Distributions,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of the Common Stock, Pre-Funded Warrants or Common Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on the Common Stock, Pre-Funded Warrants and Common Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our Common Stock, Pre-Funded Warrants and Common Warrants. While withholding under FATCA would have also applied to payments of gross proceeds from a sale or other disposition of the Common Stock, Pre-Funded Warrants or Common Warrants, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in the Common Stock, Pre-Funded Warrants or Common Warrants.

Federal Estate Tax

Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. The foregoing may also apply to Common Warrants and Pre-Funded Warrants. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of the Common Stock, Pre-Funded Warrants and Common Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of the Common Stock, Pre-Funded Warrants or Common Warrants, including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

We engaged A.G.P./Alliance Global Partners to act as our sole Placement Agent to solicit offers to purchase the Securities offered by this prospectus on a reasonable best-efforts basis. Subject to the terms and conditions of the placement agency agreement dated April      , 2024. The Placement Agent is not purchasing or selling any of the Securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of Securities, but has agreed to use its reasonable best efforts to arrange for the sale of the Securities offered hereby. Therefore, we may not sell the entire amount of Securities offered pursuant to this prospectus. The Placement Agent may engage one or more sub-placement agents or selected dealers to assist with the offering. We will enter into a securities purchase agreement directly with certain investors, at the investor’s option, who purchase our Securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus and the documents incorporated by reference herein in connection with the purchase of our Securities in this offering. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger investors in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of six (6) months following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for sixty (60) days from closing of the offering, subject to certain exceptions.

We will deliver the Securities being issued to the investors upon receipt of such investor’s funds for the purchase of the Securities offered pursuant to this prospectus. We will deliver the Securities being offered pursuant to this prospectus upon closing. We expect this offering to be completed not later than two (2) business days following the commencement of this offering. We will deliver all Securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us. We expect to deliver the Securities being offered pursuant to this prospectus on or about                  , 2024.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below (assuming the sale of all of the Securities we are offering):

	Per Share And Accompanying Common Warrant	Per Pre- Funded Warrant And Accompanying Common Warrant	Total
Public offering price	$	$	$
Placement Agent fees (1)	$	$	$
Proceeds to us, before expenses (2)	$	$	$

(1)	We have agreed to pay the Placement Agent a total cash fee equal to 6.5% of the gross proceeds of the offering except that, with respect to proceeds raised in this offering from shares of Common Stock to be sold to certain identified investors, the placement agent fee will be 3.25% of such proceeds, inclusive of a financial advisor fee payable to Maxim Group LLC in the amount of $75,000. We have also agreed to reimburse the Placement Agent for its accountable offering-related legal expenses and other expenses in an amount up to $75,000.

(2)	Does not include proceeds from the exercise of the Common Warrants and/or Pre-Funded Warrants in cash, if any.

As stated in the table above, we have also agreed to reimburse the Placement Agent at closing for legal and other expenses incurred by them in connection with the offering in an aggregate amount up to $75,000. Expenses may include up to $10,000 in clearing and settlement costs. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses and the financial advisor fee, will be approximately $250,000.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we have agreed for a period of sixty (60) days after the date of this prospectus and our executive officers and directors have agreed for a period of ninety (90) days after the date of this prospectus, subject to customary exceptions, without the prior written consent of the representative, not to, directly or indirectly, offer pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing.

Additionally, we agreed that for a period of six (6) months after this offering we will not directly or indirectly in any “at-the-market,” continuous equity, equity lines, or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of our common stock or any securities convertible into or exercisable or exchangeable for our shares of Common Stock, without the prior written consent of the Placement Agent.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the Securities offered hereby to any accounts over which it has discretionary authority.

Listing

Our Common Stock is listed on the Nasdaq under the symbol “VRPX.”  On April 23, 2024, the last reported sale price of our Common Stock on the Nasdaq was $3.16 per share. We do not plan to list the Pre-Funded Warrants or the Common Warrants on the Nasdaq or any other securities exchange or trading market.

Other Relationships

From time to time, the Placement Agent and/or its affiliates may have provided, and may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of its business, the Placement Agent and its affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the Placement Agent and its respective affiliates may at any time hold long or short positions in such securities or loans.

Advisory Agreement

The Company has separately retained Maxim Group LLC (“Maxim”) as a financial advisor in connection with this offering. Maxim will receive a cash fee equal to $75,000, which is included in the offering expenses set forth above and will be paid out of the Placement Agent fee, thereby reducing the Placement Agent fee of 6.5% of the gross proceeds of the offering by $75,000.

This prospectus may be made available in electronic format on a website maintained by A.G.P., and A.G.P. may distribute this prospectus electronically.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement entered into in connection with this offering, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

LEGAL MATTERS

Blank Rome LLP, New York, New York, will pass upon the validity of the shares of common stock offered by this prospectus and certain other legal matters. Thompson Hine LLP, New York, New York, is acting as legal counsel to the Placement Agent.

EXPERTS

The consolidated balance sheets of Virpax Pharmaceuticals, Inc. as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 under the Securities Act with respect to the Securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.virpaxpharma.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-40064):

●	Our Annual Report on Form 10-K for the fiscal December 31, 2023 (the “Annual Report”) with the SEC on March 26, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on March 1, 2024, March 18, 2024 and April 3, 2024;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 7, 2023; and

●	The description of our Common Stock is set forth in our registration statement on Form 8-A filed with the SEC on filed on February 11, 2021, as updated by the description of our Common Stock filed as Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 26, 2024, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Virpax Pharmaceuticals, Inc.

1055 Westlakes Drive, Suite 300

Berwyn, Pennsylvania 19312

Telephone (610) 727-4597

Attention: Corporate Secretary

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://virpaxpharma.com/investors/sec-filings. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or any accompanying prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

Up to 2,215,189 Shares of Common Stock

Up to 2,215,189 Common Warrants to purchase 2,215,189 Shares of Common Stock

Up to 2,215,189 Pre-Funded Warrants to purchase 2,215,189 Shares of Common Stock

Up to 2,215,189 Shares of Common Stock Underlying such Pre-Funded Warrants

Up to 2,215,189 Shares of Common Stock Underlying such Common Warrants

VIRPAX PHARMACEUTICALS, INC.

PROSPECTUS

Sole Placement Agent

A.G.P.

      , 2024

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Amount to be paid
SEC registration fee	$2,068
FINRA filing fee	$2,600
Accounting fees and expenses	$60,000
Legal fees and expenses	$150,000
Miscellaneous expenses	$35,332
Total	$250,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for payments of unlawful dividends or unlawful stock repurchases or redemptions; (iv) for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation.

Our amended and restated bylaws provides that we will indemnify our directors and executive officers to the fullest extent permitted by law, and may indemnify other officers, employees and other agents. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as applicable, except to the extent such an exemption from liability thereof is not permitted under the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

The Company has not issued unregistered securities to any person within the last three years.

Item 16. Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which immediately precedes the Signature Page and which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

iii.

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Exhibit No.	Description of Document
1.1*	Form of Placement Agency Agreement
3.1	Amended and Restated Certificate of Incorporation of Virpax Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K (File No. 001-40064) filed on March 31, 2021).
3.2	Amended and Restated Bylaws of Virpax Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K (File No. 001-40064) filed with the SEC on March 31, 2021).
3.3	Amendment to By-Laws dated June 5, 2023 (incorporated by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K (File No. 001-40064) filed with the SEC on June 7, 2023).
3.4	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (File No. 001-40064) filed with the SEC on March 1, 2024)
4.1	Specimen Certificate representing shares of common stock of Virpax Pharmaceuticals, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (333-249417) filed with the SEC on October 9, 2020).
4.2	Form of Consultant Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-1 (333-249417) filed with the SEC on October 9, 2020).
4.3	Form of Underwriter’s Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1/A (333-249417) filed with the SEC on February 2, 2021).
4.4*	Form of Common Warrant
4.5*	Form of Pre-Funded Warrant
5.1*	Opinion of Blank Rome LLP
10.1	Virpax Pharmaceuticals, Inc. 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1 (333-249417) filed with the SEC on October 9, 2020) †
10.2	Form of Nonqualified Stock Option Award under 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 (333-249417) filed with the SEC on October 9, 2020).†
10.3	Form of Incentive Stock Option Award under 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (333-249417) filed with the SEC on October 9, 2020) †
10.4	Employment Agreement by and between Virpax Pharmaceuticals, Inc. and Anthony Mack, dated as of September 18, 2018 (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form S-1 (333-249417) filed with the SEC on October 9, 2020) †
10.5	Consulting Agreement by and between Virpax Pharmaceuticals, Inc. and Gerald Bruce, dated as of March 11, 2020 (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-1 (333-249417) filed with the SEC on October 9, 2020).†
10.6	Form of Indemnification Agreement entered into by Virpax Pharmaceuticals, Inc. with its Officers and Directors (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1/A (333-249417) filed with the SEC on November 20, 2020).
10.7	License Agreement by and between MedPharm Limited and Virpax Pharmaceuticals, Inc., dated as of June 6, 2017 (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-1/A (333-249417) filed with the SEC on November 20, 2020) #
10.8	First Amendment to the License Agreement by and between MedPharm Limited and Virpax Pharmaceuticals, Inc., dated as of September 2, 2017 (incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement on Form S-1/A (333-249417) filed with the SEC on November 20, 2020) #

10.9	Second Amendment to the License Agreement by and between MedPharm Limited and Virpax Pharmaceuticals, Inc., dated as of October 31, 2017 (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1/A (333-249417) filed with the SEC on November 20, 2020)#
10.10	Research and Option Agreement by and between MedPharm Limited and Virpax Pharmaceuticals, Inc., dated as of April 11, 2017 (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1/A (333-249417) filed with the SEC on November 20, 2020). #
10.11	First Amendment to the Research and Option Agreement by and between MedPharm Limited and Virpax Pharmaceuticals, Inc., dated as of May 30, 2018 (incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1/A (333-249417) filed with the SEC on November 20, 2020). #
10.12	License and Sublicense Agreement by and between LipoCureRx, Ltd. and Virpax Pharmaceuticals, Inc., dated as of March 19, 2018 (incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1/A (333-249417) filed with the SEC on November 20, 2020). #
10.13	Collaboration and License Agreement by and between Nanomerics Ltd. and Virpax Pharmaceuticals, Inc., dated as of April 11, 2019 (incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-1/A (333-249417) filed with the SEC on November 20, 2020). #
10.14	Amendment to the Collaboration and License Agreement by and between Nanomerics Ltd. and Virpax Pharmaceuticals, Inc., dated as of December 30, 2019 (incorporated by reference to Exhibit 10.14 of the Company’s Registration Statement on Form S-1/A (333-249417) filed with the SEC on November 20, 2020). #
10.15	Collaboration and License Agreement between Nanomerics Ltd. and Virpax Pharmaceuticals, Inc., dated August 7, 2020 (incorporated by reference to Exhibit 10.17 of the Company’s Registration Statement on Form S-1/A (333-249417) filed with the SEC on February 2, 2021). #
10.16	Paycheck Protection Program Term Note, dated May 4, 2020, between Virpax Pharmaceuticals, Inc. and PNC Bank, National Association. (incorporated by reference to Exhibit 10.26 of the Company’s Registration Statement on Form S-1 (333-249417) filed with the SEC on February 2, 2021).
10.17	Cooperative Research and Development Agreement, dated August 25, 2020, between the U.S. Department of Health and Human Services, as represented by National Center for Advancing Translational Sciences an Institute or Center of the National Institutes of Health and Virpax Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.27 of the Company’s Registration Statement on Form S-1 (333-249417) filed with the SEC on February 2, 2021).
10.18	Amendment No. 1 to the Collaboration and License Agreement between Nanomerics Ltd. and Virpax Pharmaceuticals, Inc., dated as of December 31, 2020 (incorporated by reference to Exhibit 10.31 of the Company’s Registration Statement on Form S-1/A (333-249417) filed with the SEC on February 2, 2021).
10.19	Employment Agreement, dated as of April 7, 2021, by and between Christopher M. Chipman and Virpax Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K (File No. 001-40064) filed with the SEC on April 13, 2021). †
10.20	Employment Agreement, dated as of April 15, 2021, by and between Jeffrey Gudin, MD and Virpax Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K (File No. 001-40064) filed with the SEC on April 19, 2021). †
10.21	Amendment to the Collaboration and License Agreement dated April 11, 2019, as amended, between Nanomerics Ltd. and Virpax Pharmaceuticals, Inc., dated April 6, 2021 (incorporated by reference to Exhibit 10.3 of the Company’s quarterly report on Form 10-Q (File No. 001-40064) filed with the SEC on August 10, 2021).
10.22	Amendment to the Collaboration and License Agreement dated April 11, 2019, as amended, between Nanomerics Ltd. and Virpax Pharmaceuticals Inc., dated May 5, 2021 (incorporated by reference to Exhibit 10.4 of the Company’s quarterly report on Form 10-Q (File No. 001-40064) filed with the SEC on August 10, 2021).
10.23	Amendment No. 1 to the Amended and Restated Virpax Pharmaceuticals, Inc. 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 of the Company’s Quarterly Report on Form 10-Q (File No. 001-40064) filed with the SEC on August 10, 2021).†
10.24	Agreement for Rendering of Research Services between LipoCureRx, Ltd. and Virpax Pharmaceuticals, Inc., dated June 29, 2021 (incorporated by reference to Exhibit 10.16 of the Company’s Registration Statement on Form S-1 (File No. 333-259421) filed with the SEC on September 9, 2021).
10.25	Virpax Pharmaceuticals, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-40064) filed with the SEC on July 25, 2022).

10.26	Virpax Pharmaceuticals, Inc. Form of Nonqualified Stock Option Grant Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-40064) filed with the SEC on July 25, 2022).
10.27	Virpax Pharmaceuticals, Inc. Form of Incentive Stock Option Grant Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-40064) filed with the SEC on July 25, 2022).
10.28	Virpax Pharmaceuticals, Inc. Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-40064) filed with the SEC on July 25, 2022).
10.29	Virpax Pharmaceuticals, Inc. Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K (File No. 001-40064) filed with the SEC on July 25, 2022).
10.30	Amended and Restated Collaboration and License Agreement between Nanomerics Ltd. and Virpax Pharmaceuticals, Inc., dated as of March 9, 2022.# (incorporated by reference to Exhibit 10.26 of the Annual Report on Form 10-K (File No. 001-40064) filed with the SEC on March 22, 2023).
10.31	Amendment No. 1, dated March 29, 2022, to the Employment Agreement by and between Virpax Pharmaceuticals, Inc. and Anthony Mack, dated September 18, 2017.*† (incorporated by reference to Exhibit 10.7 of the Company’s Annual Report on Form 10-K (File No. 001-40064) filed with the SEC on March 22, 2023)
10.32	Amendment No. 1, dated March 29, 2022, to the Employment Agreement by and between Virpax Pharmaceuticals, Inc. and Jeffrey Gudin, MD, dated April 15, 2021.† (incorporated by reference to Exhibit 10.11 of the Company’s annual report on Form 10-K (File No. 001-40064) filed with the SEC on March 22, 2023)
10.33	Employment Agreement, dated June 20, 2023, by and between Virpax Pharmaceuticals, Inc. and Vinay Shah (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-40064) filed with the SEC on June 21, 2023).
10.34	Separation Agreement, dated June 18, 2023, by and between Virpax Pharmaceuticals, Inc. and Christopher Chipman incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-40064) filed with the SEC on June 21, 2023).
10.35	Amendment No. 2 to Employment Agreement, dated August 15, 2023, by and between Virpax Pharmaceuticals, Inc. and Anthony Mack (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-40064) filed with the SEC on August 16, 2023).
10.36	Employment Agreement, dated December 6, 2023, by and between Virpax Pharmaceuticals, Inc. and Gerald Bruce (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-40064) filed with the SEC on December 7, 2023).
10.37	Settlement Agreement and Mutual Release between Virpax Pharmaceuticals, Inc. and Sorrento Therapeutics, Inc. and Scilex Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 001-40064) filed with the SEC on March 1, 2024)
10.38	Employment Agreement, dated April 7, 2021, by and between Virpax Pharmaceuticals, Inc. and Sheila Mathias (incorporated by reference to Exhibit 10.38 of the Company’s Annual Report on Form 10-K (File No. 001-40064) filed with the SEC on March 26, 2024)
10.39	Indemnification Agreement, dated March 25, 2024, by and between Virpax Pharmaceuticals, Inc. and Vinay Shah (incorporated by reference to Exhibit 10.39 of the Company’s Annual Report on Form 10-K (File No. 001-40064) filed with the SEC on March 26, 2024)
10.40*	Form of Securities Purchase Agreement to be entered into in this Offering
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K (File No. 001-40064) filed with the SEC on March 26, 2024).
23.1**	Consent of EisnerAmper LLP
23.2*	Consent of Blank Rome LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (reference is made to the signature page hereto)
107*	Filing fee table

*	Previously filed
**	Filed herewith

†	Denotes management compensation plan or contract.

#	Certain portions of this exhibit have been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment no. 1 to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on April 26, 2024.

VIRPAX PHARMACEUTICALS, INC.

By:	/s/ Gerald Bruce
	Name:	Gerald Bruce
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this to amendment no. 1 to registration statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald Bruce	Chief Executive Officer (Principal Executive Officer) and Director	April 26, 2024
Gerald Bruce

/s/ Vinay Shah	Chief Financial Officer	April 26, 2024
Vinay Shah

/s/ *	Chairman of the Board of Directors	April 26, 2024
Eric Floyd, PhD

/s/ *	Chief Medical Officer, Director	April 26, 2024
Jeffrey Gudin, MD

/s/ *	Director	April 26, 2024
Jerrold Sendrow, CFP

/s/ *	Director	April 26, 2024
Thani Jambulingam, PhD

/s/ *	Director	April 26, 2024
Vanila M. Singh, MD

/s/ *	Director	April 26, 2024
Michael F. Dubin

/s/ *	Director	April 26, 2024
Barbara Ruskin, PhD, J.D.

*By:	/s/ Gerald Bruce
Gerald Bruce, Attorney-in fact